EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by in the Registration Statement on Form S-8 (File No. 333-51702) of Connecticut Water Service, Inc. of our report dated May 30, 2003 relating to the financial statements and financial statement schedule of the Savings Plan of the Connecticut Water Company for the fiscal year ended December 31, 2002, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers, LLP
Boston, Massachusetts
June 25, 2003